AMENDMENT TO LEASE AGREEMENT WITH OPTION TO PURCHASE

NOW COMES THE PARTIES and hereby agree to amend that certain Lease Agreement with Option to Purchase ("***Agreement***"), made as of the 5th day of April, 2016 (the "***Effective Date***") and as amended as of the 18th day of April, 2016, between Ben Porterfield ("**Porterfield**"), a single man, having his principal place of business at P.O. Box 11527, Anchorage, Alaska 99511, USA and Nomadic Gold Mines, Inc. ("**Nomadic**"), an Alaskan corporation qualified to do business in Alaska and a wholly owned subsidiary of Mineral Mountain Mining & Milling Company ("**Mineral Mountain**"). In consideration of the mutual promises hereinafter set forth, the parties agree as follows:

"Section 1 a) of the subject agreement is replaced in its entirety with the following:
a) This ***Agreement*** consists of two parts: the lease and the ***Option to Purchase***. As hereinafter provided, the ***Option to Purchase*** may be exercised without pre-payment penalty at any time before the ninth anniversary of the ***Effective Date*** of this ***Agreement***, by the tender to Porterfield of the ***Purchase Price***."

"Section 2 of the subject agreement is replaced in its entirety with the following:

2. <u>Term</u>. The ***Term*** of this ***Agreement*** shall be for eight (8) years, and the lease provided for herein, if the ***Option to Purchase*** is not exercised, shall be for so long thereafter as royalties are payable to **Porterfield** hereunder in respect of the *Subject Property; provided, however,* **Nomadic** may terminate this ***Agreement*** at any time by tendering the interests it holds in the ***Subject Property*** to **Porterfield** on the terms and conditions hereinafter set forth."

"Section 3(b) i of the subject agreement is replaced in its entirety with the following:

i) To the best of his knowledge he is in exclusive possession of, and is the recorded and beneficial owner of, a 100% interest in and has good and marketable title to the ***Claims*** and all rights to the ***Mineral Products*** thereon or therein, free and clear of all mortgages, liens, charges, pledges, security interests, prior claims or adverse claims whatsoever; the ***Claims*** have been properly located and monumented; location and any required validation work has been properly performed; location notices and certificates have been properly and timely recorded or filed; all filings required to maintain the ***Claims*** in good standing, including evidence of location and assessment work, or the equivalent thereof, under applicable law have been properly made; all assessment work required to hold the ***Claims*** has been properly performed (or deferred or excused) through the assessment year ending at noon September 1, 2017; and all required affidavits of assessment work have been properly and timely filed."

"Section 8 of the subject agreement is replaced in its entirety

8. **<u>Additional Consideration.</u>** As additional consideration for this ***Agreement,*** **Nomadic** issued to Porterfield (or his designee) 11.2 million shares of the stock of **Nomadic** and thereafter undertook a share for share exchange with a currently public Idaho corporation called **Mineral Mountain Mining & Milling Company ("Mineral Mountain").** After the share exchange, **Nomadic** shall remain as the operating company of the Project as a wholly owned subsidiary of **Mineral Mountain.**"

"Section 9 of the subject agreement is replaced in its entirety

9. **<u>Purchase Price Payments to Porterfield.</u>** The ***Purchase Price*** for the ***Subject Property*** is Five Million Dollars ($5,000,000.00).

a. In order to maintain its ***Option to Purchase,*** **Nomadic** hereby agrees to pay **Porterfield** the following non-refundable amounts, which amounts shall not be credited to the ***Purchase Price:***

i. Twenty Thousand Dollars ($20,000.00) on signing of this ***Agreement,*** receipt of which is hereby acknowledged; and

ii. An additional Five Thousand Dollars ($5,000.00) as a lease payment for the first year of this ***Agreement,*** receipt of which is hereby acknowledged; and

iii. An additional Ten Thousand Dollars ($10,000.00) on or before April 5, 2018; and

iv. An additional Twenty Thousand Dollars ($20,000.00) on or before April 5, 2019; and

v. An additional Forty Thousand Dollars ($40,000.00) on or before April 5, 2020; and

vi. An additional Seventy Thousand Dollars ($70,000.00) on or before April 5, 2021; and

vii. An additional One Hundred Thousand Dollars ($100,000.00) on or before April 5, 2022; and

viii. An additional One Hundred Thousand Dollars ($100,000.00) on or before each subsequent anniversary of the ***Effective Date*** of this ***Agreement*** for as long as this ***Agreement*** is in effect.

The failure of **Nomadic** to timely tender the sums provided for in this section, without grace, shall terminate this ***Agreement.***"

"Section 11 a) of the subject agreement is replaced in its entirety with the following:

a) In order to maintain its ***Option to Purchase*** in good standing, **Nomadic** and/or its affiliates must make the following expenditures for ***Work*** on the ***Subject Property:***

i) One Hundred Fifty Thousand Dollars ($150,000.00) before December 1, 2018; and

ii) An additional Two Hundred Fifty Thousand Dollars ($250,000.00) before December 1, 2019; and

iii) An additional Five Hundred Thousand Dollars ($500,000.00) before December 1, 2020; and

iv) An additional One Million Dollars ($1,000,000.00) before December 1, 2021; and

v) An additional One Million Dollars ($1,000,000.00) before December 1, 2022; and

vi) An additional One Million Dollars ($1,000,000.00) before December lst, of each subsequent year thereafter for as long as this ***Agreement*** is in effect.

Expenditures not otherwise timely made, may be tendered to **Porterfield** within the time provided in satisfaction of this ***Work*** commitment.

The failure of **Nomadic** to timely make the payments provided for in this section, without grace, shall terminate the option provided for herein."

"Section 19 of the subject agreement is amended requiring that notice to **Nomadic** shall be provided to:

Nomadic Gold Mines, Inc.
21 Wexford Circle
Hilton Head, S.C. 29928
Attn: Sheldon Karasik

Phone No.: (917) 587-8153
Email: sgklawfirm@gmail.com"

Agreed to on the date set forth below:

Nomadic Gold Mines, Inc.
Sheldon Karasik, President
Date: 11/21/17

And

Ben Porterfield
Date:
11/22/17